Back to Form 10-Q
AT&T

RELEASE AND
SETTLEMENT AGREEMENT

This Release and Settlement Agreement (" Agreement") is entered in between AT&T Corp. (AT&T') and Convera Corporation (identified in the AT&T contract as "Convera"), (''Customer'').

Recitals

WHEREAS, Customer has subscribed since May 5, 2006 to AT&T Enterprise Hosting Service under Account Number 72283 with a $660,000.00 annual usage revenue commitment for a term of two (2) years (the "Former Service");

WHEREAS, a dispute has arisen relating to certain commitments and liabilities concerning the Former Service as a result of unrelated negative changes to Customer's business (the "Dispute")

WHEREAS, on or about March 2010, AT&T filed a lawsuit against Customer styled AT&T Corp. v, Convera Corporation, Index No. 10/103175. in the Supreme Court of New York, New York County (the "Lawsuit"');

WHEREAS, on February 8, 2010 Customer filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, and in connection therewith, merged all of its operating assets in Vertical Search Works, Inc. ("VSW");

WHEREAS, AT&T and VSW are negotiating a service agreement (the "VSW Service Agreement") which will include;

(a)           AT&T Enterprise Hosting Service with a minimum $840,000 annual usage revenue commitment (the "New Service"). The date on which VSW executes such documentation shall hereinafter be referred to as the "Effective Date".

(b)           The New Service shall be for a term or two (2) years from the Effective Date.

WHEREAS, AT&T and Customer now wish to resolve this Dispute and also to dismiss, with prejudice all claims asserted in or that could have been asserted in, the Lawsuit;

THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.	Release

In consideration of the promises contained in this Agreement, upon the execution of the VSW Services Agreement (the "Effective Date") and without any further action by either party., AT&T and Customer hereby release and discharge each other (and each other's shareholders, officers, directors, affiliates and successors) from any and all claims, damages, actions,  judgments, obligations, demands or liabilities, known or unknown, foreseeable or unforeseeable, until and including the date of the Agreement, which each may have against the other, including, without limitation, any claims, damages, actions,  judgments, obligations, demands or liabilities regarding or relating to the Dispute, the Former Service, and the claims, actions, judgments, obligations, demands or liabilities that are asserted in the Lawsuit or which could have been asserted in the Lawsuit.

In addition to the foregoing. AT&T shall terminate the Former Service as of the Effective Date. Additionally, AT&T shall adjust all shortfall and termination charges incurred by Customer in connection with the Former Service on or before the Effective Date.

2.	Dismissal of Lawsuit

AT&T agrees to dismiss the Lawsuit with prejudice and within fifteen (15) days or the Effective Date AT&T shall dismiss the Lawsuit and file all documents necessary to dismiss the Lawsuit, and all claims asserted therein, with prejudice, each party to pay its own costs and fees .

3.	Entire Agreement

This Agreement is the sole, only, entire and complete agreement of the parties relating to the subject matter hereof.  No statements, promises or representations have been made by any party to any party, or are relied upon, and no consideration has been or is offered, promised, expected or held out, other than as stated in this Agreement. There are no oral or written collateral agreements. All prior discussions and negotiations have been, and are merged and integrated into, and are superseded by this Agreement.

4.	Ownership of Claim

The parties hereto warrant that they have not assigned or transferred in any manner, to any person or entity, any right or interest to which they may be entitled regarding the Dispute between the parties. Each party warrants and represents to the other party that it is owner and holder of all rights concerning the claim that is the subject of this Agreement.

5.	No Admission of Liability

This Agreement, the contents thereof or its execution shall not be construed as any admission of liability by either party.

6.	Legal Counsel

Each of the parties represents that in the execution of this Agreement, and the negotiations leading thereto, it had the opportunity to consult legal counsel of its own selection. Prior to the execution of this Agreement by each party, the party's attorney. if any, reviewed this Agreement,  made any desired changes and advised the party with respect to the advisability of making the settlement and release provided herein and of executing this Agreement.

7.	Applicable Law

This Agreement shall be construed in accordance with and be governed by the internal laws of the State of New York in effect as of the date execution.

8.	Enforcement of Agreement

If any action at law or in equity, including an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to all of its costs in prosecuting or defending said action, including a reasonable amount of its attorneys' fees, which may be set by the court in which the action for enforcement if brought, or in separate action for that purpose, in addition to any other relief to which the prevailing party may be entitled.

9.	Confidentiality

The parties agree to keep both the fact of and consideration for this Agreement confidential and agree not to disclose it to others (unless required by law, regulation, a court or regulatory agency of competent jurisdiction, or for the purposes of financial reporting). Customer further agrees that, if asked about the dispute described herein, Customer will respond only that the dispute has been resolved satisfactorily.

10.	Miscellaneous

(a) The delay or failure of a party to exercise any right power or privilege hereunder or failure to strictly enforce any breach or default shall not constitute a waiver with respect thereto and no waiver of any such right, power, privilege, breach or default on anyone occasion shall constitute a waiver thereof on any subsequent occasion unless clear and express notice thereof in writing is provided.

(b) If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

IN WITNESS WHEREOF, the parties have affixed their signatures effective as of the date first above written.

Convera Corporation	AT&T CORP.
/s/ Matthew G. Jones	/s/ Moniquee Little
(Authorized Signature)	(Authorized Signature)
Matthew G. Jones	Moniquee Little
Chief Financial Officer	Stat Case Manager
(Typed or Printed Name and Title)	(Typed or Printed Name and Title)
July 12, 2010	July 13, 2010
(Date signed)	(Date signed)

THIS AGREEMENT IS NOT ACCEPTED UNTIL SIGNED BY AT&T.

AT&T Proprietary
The information contained herein is for use
by authorized persons only and
is not for general distribution